Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129105) pertaining to the American Commercial Lines Inc. Equity Award Plan for Employees, Officers, and Directors, as Amended, and the American Commercial Lines Inc. 2005 Stock Incentive Plan, Inc., and the Registration Statement (Form S-3 No. 333-151971) dated June 26, 2008, pertaining to the issuance of $200,000,000 of various securities, of our reports dated March 9, 2009, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc., and the effectiveness of internal control over financial reporting of American Commercial Lines Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
March 9, 2009
Louisville, KY